Exhibit 10.2

FIFTH AMENDMENT TO THE AMENDED AND RESTATED

THE CHEESECAKE FACTORY INCORPORATED EXECUTIVE SAVINGS PLAN

This Fifth Amendment to the Amended and Restated The Cheesecake Factory Incorporated Executive Savings Plan (the “Fifth Amendment”), is effective August 7, 2014.

A.  RECITALS

1.     The Cheesecake Factory Incorporated, a Delaware corporation (“Company”) established an unfunded deferred compensation plan, entitled “The Cheesecake Factory Executive Savings Plan” (the “1999 Plan”), to provide supplemental deferred income benefits for a select group of management and highly compensated employees of the Company and its subsidiaries, and members of the board of directors of the Company, through deferrals of salary and bonuses, discretionary Company contributions, and deferral of directors’ fees.

2.   On July 23, 2008, the Company amended and restated the 1999 Plan so that the provisions of Exhibit A thereto would apply only to Deferrals and Company Contributions contributed and vested on or before December 31, 2004 (“Plan A”) and that the provisions of Exhibit B thereto would apply only to Elective Deferrals and Company Contributions contributed or vested on or after January 1, 2005 (“Plan B”). The amended and restated 1999 Plan, collectively with Plan A and Plan B, is hereafter referred to as the “Restated Plan”.

3.   The Company amended the Restated Plan by a by a First Amendment to Amended and Restated Executive Savings Plan, dated, January 1, 2009 (“First Amendment”), Second Amendment to Amended and Restated Executive Savings Plan, dated, April 1, 2010 (“Second Amendment”), Third Amendment to Amended and Restated Executive Savings Plan, dated, June 22, 2012 (“Third Amendment”) and Fourth Amendment to Amended and Restated Executive Savings Plan, dated, February 25, 2013 (“Fourth Amendment”).  The Restated Plan as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment is referred to as the “Plan.”

4.   The Company now desires to further amend the Plan in accordance with this Fifth Amendment to clarify the manner of providing notice and the timing of notices to persons who may become newly Eligible Persons under the Plan, among other clarifications noted below.

5.   Unless otherwise defined in this Fifth Amendment to the contrary, all capitalized terms herein shall have the meaning given such term in the Restated Plan.

B.  AMENDMENT

I.                Section 1.2 (t) (Eligible Person) of Plan B is hereby deleted and is replaced by the following new Section 1.2(t):

“(t) Eligible Person shall mean any person who:

(I)                                         is a member of the Board of Directors regardless of the amount of Director’s Fees paid, or (ii) is a salaried employee of the Company who earn an annual base Salary in excess of the “Highly Compensated Employees” threshold in Code Sec. 414(Q), as amended from time to time by the IRS, including with respect to cost-of-living adjustments (for 2014 this amount is defined to be $115,000), or (iii) is a member of a select group of management or highly compensated employees of the Company and eligible to participate in Plan B by decision of the Committee, or (iv) is a General Manager or Executive Kitchen Manager (or equivalent title) of any full-service restaurant owned and/or operated by the Company, regardless of Salary; and,

(II)                              is notified by the Plan Administrator that he or she is a newly Eligible Person in accordance with Section 2.1 (Notice of Eligibility).

Once a person becomes an Eligible Person, such person remains an Eligible Person until Separation From Service, death, or the Committee determines that his or her continued eligibility to make or receive contributions would jeopardize the Plan’s top hat status.”

II.           Section 1.2 (z) (Initial Election Period) of Plan B is hereby deleted and is replaced by the following new Section 1.2(z):

“(z)         Initial Election Period shall mean, with respect to any person who first becomes an Eligible Person prior to any Open Enrollment, the period of time commencing upon the date the person becomes an Eligible Person and ending thirty (30) days thereafter.”

III.      Section 2.1 (Notice of Eligibility) of Plan B is hereby deleted and is replaced by the following new Section 2.1:

“2.1        Notice of Eligibility.  The Plan Administrator generally shall notify all Eligible Persons of their eligibility to participate in Plan B during each Open Enrollment Period.

With respect to persons who may first become an Eligible Person prior to Open Enrollment in any Plan Year, the Plan Administrator shall use reasonable efforts to notify such persons that they are a newly Eligible Person within thirty (30) days after such a person first becomes a non-employee member of the Board of Directors or employee of the Company, as described in Section 1.2(t)(I).   Such notification shall be deemed to have occurred on the earliest of (i) the date hand delivery is attempted, (ii) in the case of delivery of notification by overnight courier, the business day immediately following the sending of such notice, or (iii) in the case of delivery of notification by registered or certified mail, three (3) business days after mailing the notice.”

IV.       Section 8.10 (Employee and Spouse Acknowledgment) of Plan B is hereby deleted and is replaced by the following new Section 8.10:

“8.10      Employee Acknowledgment.

By executing this Plan document or related enrollment or election form, each Participant hereby acknowledges that he or she has read and understood this Plan document.  Participant also acknowledges that he or she knowingly and voluntarily agrees to be bound by the provisions of this Plan B, as amended from time to time, including those Plan provisions that require the resolution of disputes by binding out-of-court arbitration, which the Participant acknowledges is a waiver of any right to a jury trial.  Participant further acknowledges that he or she has had the opportunity to consult with counsel of their own choosing with respect to all of the financial, tax and legal consequences of participating in the Plan, including, in particular, the effects of participation on any community property or other interests which the Participant’s spouse may have in compensation deferred under this Plan.”

Except as herein modified, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be effective as of the date stated above.

The Cheesecake Factory Incorporated, a Delaware Corporation

By:
David Overton

Its:
Chief Executive Officer